Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Bio-Path Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	—		—	—	—	—	—
Fees to Be Paid	Equity	Preferred Stock, par value $0.001 per share	—		—	—	—	—	—
Fees to Be Paid	Other	Warrants	—		—	—	—	—	—
Fees to Be Paid	Other	Units	—		—	—	—	—	—
Fees to Be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457	(o)	—	—	$15,007,311	0.0000927	$1,392
Fees Previously Paid	—	—	—		—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	Equity	Common Stock, par value $0.001 per share	415	(a)(6)
Carry Forward Securities	Equity	Preferred Stock, par value $0.001 per share	415	(a)(6)
Carry Forward Securities	Other	Warrants	415	(a)(6)
Carry Forward Securities	Other	Units	415	(a)(6)
Carry Forward Securities	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	415	(a)(6)			$94,992,689	0.0001212		S-3	333-231537	5-Jun-19	$11,514
Carry Forward Securities	Equity	Common Stock, par value $0.001 per share, underlying warrants (exercisable at $9.90)	415	(a)(6)	189,405	9.90	$1,875,110	0.0001212		S-3	333-231537	5-Jun-19	$228.00
Carry Forward Securities	Equity	Common Stock, par value $0.001 per share, underlying warrants (exercisable at $12.375)	415	(a)(6)	48,485	12.375	$600,002	0.0001212		S-3	333-231537	5-Jun-19	$73.00
	Total Offering Amounts						$112,475,112		$1,392
	Total Fees Previously Paid								$0.00
	Total Fee Offsets								$0.00
	Net Fees Due								$1,392